CUSTODY, RECORDKEEPING AND ADMINISTRATIVE AGREEMENT

This agreement (the “Agreement”) is made this

 day of

,

, by and among UMB Bank, n.a., a national banking association, having its principal office and place of business at 1010 Grand Boulevard, Kansas City, Missouri 64106 ("Bank"), Gemini Fund Services, LLC, a Nebraska limited liability company, having its principal office and place of business at 4020 South 147th Street, Omaha, Nebraska 68137 (“Agent”) and Choice Funds, a Delaware business trust, having its principal office and place of business at 5299 DTC Boulevard, Englewood, Colorado 80111, (”Fund”).

WHEREAS, the Fund is the "sponsor" of certain custodial accounts ("Accounts") pursuant to Custodial Account Agreements (the "Account Agreements") established for Individual Retirement Accounts, Simplified Employee Pension Plans, ROTH Individual Retirement Accounts; and

WHEREAS, the Fund wishes to appoint the Bank as Custodian for the Accounts; and

WHEREAS, the Bank is willing to accept appointment as Custodian for the Accounts on the terms and conditions set forth herein; and

WHEREAS, the Fund wishes the Agent perform certain administrative and recordkeeping duties detailed herein relative to the Accounts. The Fund will perform all other duties relative to the Accounts that are not performed by the Agent. The Bank will not be responsible to perform any duties relative to the Accounts except for the specific duties outlined in this Agreement.

NOW, THEREFORE, the parties to this Agreement agree to the following:

1.

The Bank represents to the Fund and the Agent that it is, and as long as the Accounts and this Agreement are in effect will be qualified to act as custodian under all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws, rules and regulations. The Bank will act as a Nondiscretionary Sponsored Custodian and will have no duties in regards to the Accounts. The Fund and Agent will perform all duties relative to the Accounts. The Bank reserves the right to periodically perform “Due Diligence” visits at the offices of the Agent and Fund to ensure that they are performing all duties required by the Account Agreements and this Agreement.

2.

Effective as of the date of this Agreement, the Fund hereby appoints the Bank and the Bank hereby accepts appointment as Custodian for the Accounts established on or after this date. The Bank agrees to act as Custodian for the Accounts subject to the terms hereof, and of each of the Account Agreements, a copy of the form of which is attached hereto as Exhibit A and incorporated herein by reference.

a.

The Fund may propose amendments to the Account Agreements, whether to comply with then-current provisions of the Code or otherwise, and such amendments shall take effect subject to the provisions of the Account Agreements and subject to the Bank's rights thereunder.

b.

The appointment of the Bank as Custodian hereunder is subject to (i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the Account Agreements) and the right of the Fund hereunder to terminate the appointment of the Bank as Custodian under the Account Agreements, and (iii) the rights of the Bank and of the Fund to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement.

3.

The Agent hereby agrees to diligently perform all administrative and recordkeeping duties with respect to the Accounts, including, but not limited to the following:

a.

Receive, allocate to the appropriate Account, and invest pursuant to the governing Account Agreements, all contributions made thereunder, in accordance with the written instructions of the duly authorized directing authority;

b.

Reinvest for each Account all dividends and capital gains or other distributions payable on the shares credited thereto;

c.

Maintain and reconcile Account records and investment transaction records;

d.

Furnish to each Account grantor (with respect to each grantor's individual Account), promptly after the end of each calendar year, a statement of such participant's account showing:

i.

The net asset value of all full and fractional shares as of the first and last business days of the calendar year,

ii.

Contributions to and distributions from the account during the calendar year, and

iii.

Earnings reinvested in the account during the calendar year.

e.

Furnish to each Account grantor (with respect to each grantor's individual Account) a confirmation of each transaction;

f.

Make distributions from Accounts, including withholding and remittance of federal income tax, in accordance with the provisions of the Account Agreements and relevant provisions of the Code;

g.

Furnish information returns and reports to each Account grantor (with respect to each grantor's individual Account) and to the Internal Revenue Service as may be required by the Code; and

4.

The Agent is hereby authorized to sign any Account Agreement or application for an account by and on behalf of the Bank as Custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as Custodian, and to designate an employee or employees of the Agent as authorized persons to execute such signatures and endorsements.  The Bank shall promptly transmit, properly endorsed, to the Agent any monies, checks or other property received by the Bank as Custodian for investment for the Accounts.

5.

The parties to this Agreement agree that the Bank's fee for serving as Custodian of each individual account under this Agreement shall be as detailed in attached Schedule A.  Said fee will be collected by the Agent and transmitted quarterly to the Bank. The Fund agrees to guarantee payment of a full year of fees to the Bank under this Agreement even if the Agreement is terminated prior to a year. The fees will begin accruing on the date the Fund contracted with the Agent, under a separate agreement, for the services detailed in #3 above.

6.

The Agent shall furnish to the Bank a quarterly summary of the current status of each Account showing summary totals of all Accounts.

7.

The Bank and the Agent acknowledge the proprietary and confidential nature of the Funds list of shareholders, and hereby agree not to disclose to any person the names of such shareholders without prior written permission from the Fund, except as such disclosure may be required by the Code or other governmental authority.

8.

The Agent agrees to fully protect the Bank as the Custodian of the Accounts authorized under this Agreement, and agrees to fully indemnify the Bank and save and hold the Bank harmless from and against any and all claims, including but not limited to, damages (including reasonable attorney’s fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting or arising out of the duties and responsibilities of the Agent except as may result from the gross negligence, bad faith or willful misconduct of the Bank.

9.

The Fund agrees to fully protect the Bank as the Custodian of the Accounts authorized under this Agreement, and agrees to fully indemnify the Bank and save and hold the Bank harmless from and against any and all claims, including but not limited to, damages (including reasonable attorney’s fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever except as may result from the gross negligence, bad faith or willful misconduct of the Bank.

10.

The Bank is not responsible for any duties that are not specifically detailed in this Agreement. The Bank agrees to fully protect the Fund and Agent in relying on the Bank’s duties specifically contained in this Agreement, and agrees to fully indemnify the Fund and Agent and save and hold each harmless from and against any and all claims, including but not limited to, damages (including reasonable attorney’s fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting or arising out of its specific duties detailed in this Agreement; except as may result from the gross negligence, bad faith or willful misconduct of the Agent or the Fund.

11.

This Agreement may be terminated at any time by the Bank, the Agent and the Fund upon thirty (30) days written notice by any party.  Upon termination, the Bank and the Agent shall transfer the records of the Accounts as directed by the Fund.  Anything herein to the contrary notwithstanding, the protective covenants and indemnities provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

12.

No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

13.

Notices shall be communicated by first class mail or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.

If to Bank:

UMB Bank, n.a.

ATTN:  Greg Bushman

PO Box 419692

Kansas City, MO 64141

If to Agent:

Gemini Fund Services, LLC

150 Motor Parkway

Hauppauge, NY 11788

Attn: General Counsel

If to Fund:

Choice Funds

5299 DTC Boulevard

Englewood, CO 80111

Attn: Patrick S. Adams

14.

This Agreement shall be governed by the laws of the State of Missouri.

15.

Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The party initiating the action shall determine the situs of the matter.

16.

This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards as of the day and year first above written.

UMB Bank, n.a.,

as Custodian

By:

Title:

Attest:

Assistant Secretary

Gemini Fund Services, LLC

as Agent

By:

Title:

Attest:

Assistant Secretary

Choice Funds

as Fund

By:

Title:

Attest:

Assistant Secretary

SCHEDULE A

FEE SCHEDULE

Annual maintenance fee:

$5.00 per account for the first 5,000 accounts with a minimum fee of $3,000;

$4.35 per account for the next 15,000 accounts;

$3.65 per account for the next 30,000 accounts;

$3.00 per account for all accounts in excess of 50,000 accounts;

The amount of accounts charged will be based upon the largest account number held in custody by the Bank during the billing period.